Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

September 24, 2009

iPath Exchange Traded Notes iPath® Dow Jones-UBS Softs Subindex Total ReturnSM ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones-UBS Softs Subindex Total ReturnSM ETN offers investors cost-effective exposure to softs commodities as measured by the Dow Jones-UBS Softs Subindex Total ReturnSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity date or at early redemption1, based on the performance of the Index, less investor fees. NOTE DETAILS INDEX SECTOR BREAKDOWN Ticker JJS

Sugar 43.70% Intraday indicative value ticker JJS.IV Coffee 30.58% Cotton #2 25.72% Bloomberg index ticker DJUBSOTR CUSIP 06739H230 Primary exchange NYSE Arca Yearly fee 0.75% Inception date 06/24/08 Maturity date 06/24/38 Index Dow Jones-UBS Softs Subindex Total ReturnSM * The investor fee is equal to the Yearly Fee times the principal amount of your securities Sources: Dow Jones, UBS Securities LLC as of 06/30/09. Subject to change. times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the INDEX CORRELATIONS principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The Dow Jones-UBS Softs Subindex Total ReturnSM 1.00 index factor on any given day will be equal to the closing value of the index on that day divided SM by the initial index level. The initial index level is the closing value of the index on the inception Dow Jones-UBS Commodity Index Total Return 0.56 date of the securities. S&P GSCI™ Total Return Index 0.39 S&P 500 Index 0.17 ISSUER DETAILS Barclays Capital U.S. Aggregate Bond Index 0.06 Barclays Bank PLC long-term, unsecured obligations* MSCI EAFE Index 0.35 S&P rating AA- Sources: S&P, Dow Jones, AIG-FP, UBS Securities LLC, Barclays Capital, MSCI Inc., Moody’s rating Aa3 Bloomberg, BGI 06/04 - 06/09, based on monthly returns. The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC. * We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs. ¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Softs Subindex Total ReturnSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® Dow Jones-UBS Softs Subindex Total ReturnSM ETN

The Dow Jones-UBS Softs Subindex Total ReturnSM is a sub-index of the Dow Jones-UBS Commodity Index Total ReturnSM and is intended to reflect the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index as well as the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Dow Jones-UBS Softs Subindex Total ReturnSM is a multiple-commodity sub-index consisting of the contracts included in the Dow Jones-UBS Commodity Index Total ReturnSM related to soft products. Contracts for three commodities are currently included in the Dow Jones-UBS Softs Subindex Total ReturnSM: coffee, cotton and sugar. INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 6/30/09) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION ANNUALIZED ANNUALIZED % ANNUALIZED* Dow Jones-UBS Softs Subindex Total ReturnSM -19.88 -9.81 -3.17 23.05 Dow Jones-UBS Commodity Index Total ReturnSM -47.08 -8.30 -0.23 20.64 S&P GSCI™ Total Return Index -59.68 -15.18 -3.45 29.37 S&P 500 Index -26.21 -8.22 -2.24 15.50 Barclays Capital U.S. Aggregate Bond Index 6.05 6.43 5.01 3.63 MSCI EAFE Index -31.35 -7.98 2.31 19.45 * Based on monthly returns for 06/04 - 06/09. Sources: S&P, Dow Jones, AIG-FP, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of In addition to factors affecting commodities generally, index components composed of futures the main risks see “Risk Factors” in the applicable prospectus. contracts on industrial metals or energy-related commodities may be subject to additional factors specific to industrial metals or energy-related commodities that might cause price volatility. These may Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the include changes in the level of industrial or commercial activity using industrial metals or with high offering to which this communication relates. Before you invest, you should read the prospectus levels of energy demand; the availability and price of substitutes such as man-made or synthetic and other documents Barclays Bank PLC has filed with the SEC for more complete information substitutes or alternative sources of energy; disruptions in the supply chain; adjustments to inventory; about the issuer and this offering. You may get these documents for free by visiting www.iPathETN variations in production costs; costs associated with regulatory compliance, including environmental .com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange regulations; and changes in industrial, government and consumer demand, both in individual consuming for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free nations and internationally. Index components composed of futures contracts on agricultural products 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. may be subject to additional factors specific to agricultural products that might cause price volatility. Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. These may include weather conditions, including floods, drought and freezing conditions; pestilence; (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays changes in government policies; planting decisions; and changes in demand for agricultural products, Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC. both with end users and as inputs into various industries. Index components composed of futures iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured contracts on precious metals may be subject to additional factors specific to precious metals that debt. The Securities are riskier than ordinary unsecured debt securities and have no principal might cause price volatility. These may include disruptions in the supply chain, variations in production protection. Risks of investing in the Securities include limited portfolio diversification, trade price costs, costs associated with regulatory compliance, including environmental regulations, changes in fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to industrial, government and consumer demand, and in the case of gold and silver, precious metal leasing direct investment in index or index components. The investor fee will reduce the amount of your return rates, currency exchange rates, the level of economic growth and inflation and the degree to which at maturity or on redemption, and as a result you may receive less than the principal amount of your consumers, governments, corporate and financial institutions hold physical gold or silver as a safe investment at maturity or upon redemption of your Securities even if the value of the relevant index has haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value increased. An investment in iPath ETNs may not be suitable for all investors. of other assets (both financial and physical) or changes in the level of geopolitical tension. The Securities may be sold throughout the day on the exchange through any brokerage account. There “Dow Jones®”, “DJ®” “UBS®”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS are restrictions on the minimum number of Securities you may redeem directly with the issuer as Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow specified in the applicable prospectus. Commissions may apply and there are tax consequences in the Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, event of sale, redemption or maturity of Securities. Sales in the secondary market may result in “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, significant losses. “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex commissions. Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are service marks of Dow contained herein (including any attachments) (i) is not intended or written to be used, and cannot be Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the Dow promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should Jones-UBS Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow seek advice based on your particular circumstances from an independent tax advisor. Jones, UBS AG, UBS Securities LLC (“UBS Securities”), or any of their respective subsidiaries or I0609 The index components for iPath ETNs linked to commodities indexes are concentrated in the - affiliates and none of Dow Jones, UBS AG, UBS Securities, or any of their respective subsidiaries or JJS commodities sector. The market value of the Securities may be influenced by many unpredictable affiliates makes any representation regarding the advisability of investing in such Securities. - factors, including, where applicable, highly volatile commodities prices, changes in supply and demand

BCY ©2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and 0909 governmental policies, action and inaction. Index components that track the performance of a single used with the permission, of their respective owners.

- commodity, or index components concentrated in a single sector, are speculative and may typically

0130 exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also Not FDIC Insured o No Bank Guarantee o May Lose Value iP - affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways. FIND YOUR iPATH 1-877-76-iPATH www.iPathETN.com Barclays ipath